CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)
5.70% Medium-Term Notes, Series D Due December 14, 2036	$750,000,000	$80,250

(1)	Excludes accrued interest, if any.
(2)	Pursuant to Rule 457(p) under the Securities Act of 1933, as amended, filing fees were paid with respect to unsold securities that were previously registered pursuant to Registration Statement Nos. 333-123240, 333-123240-01 and 333-123240-02 and were carried forward. The $80,250 filing fee with respect to the 5.70% Medium-Term Notes, Series D due December 14, 2036 sold pursuant to this registration statement is offset against those filing fees carried forward, and a $73,050.13 filing fee remains outstanding and has been paid with respect to this offering.

Filed pursuant to Rule 424(b)(3)

Registration Nos. 333-132469

333-132469-01

333-132469-02

Pricing Supplement No. 6 dated December 11, 2006

to the Prospectus, dated March 16, 2006, and

the Prospectus Supplement, dated March 16, 2006.

$750,000,000

PRUDENTIAL FINANCIAL, INC.

5.70% MEDIUM-TERM NOTES, SERIES D

DUE DECEMBER 14, 2036

The note being purchased has the following terms:

UNDERWRITERS AND PRINCIPAL AMOUNT:

Citigroup Global Markets Inc.	$175,000,000
Deutsche Bank Securities Inc.	175,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	175,000,000
Credit Suisse Securities (USA) LLC	37,500,000
J.P. Morgan Securities Inc.	37,500,000
UBS Securities LLC	37,500,000
BMO Capital Markets Corp.	22,500,000
BNY Capital Markets, Inc.	22,500,000
HSBC Securities (USA) Inc.	22,500,000
Lazard Capital Markets LLC	22,500,000
Loop Capital Markets, LLC	22,500,000

TOTAL	$750,000,000

STATED MATURITY: December 14, 2036

SPECIFIED CURRENCY: U.S. dollars

principal: U.S. dollars

interest:   U.S. dollars

exchange rate agent: Not applicable

TRADE DATE: December 11, 2036

ORIGINAL ISSUE DATE: December 14, 2006

ORIGINAL ISSUE PRICE: 99.473%

UNDERWRITERS’ COMMISSION: 0.25%

NET PROCEEDS TO PRUDENTIAL FINANCIAL: 99.723% or $740,422,500

AMORTIZING NOTE: Not applicable

ORIGINAL ISSUE DISCOUNT NOTE: Not applicable

EXTENDIBLE NOTE: Not applicable

FORM OF NOTE:

master global form only: Yes

non-global form available:

CUSIP No. 74432Q AQ8

REDEMPTION AND REPAYMENT: Not applicable

INTEREST RATE IS FIXED: Yes

Annual Rate: 5.70%

INTEREST PAYMENT DATES:

Semi-annually on each June 14 and December 14 of each year, commencing June 14, 2007 and ending on the stated maturity date

REPORTS AND EVENTS OF DEFAULT:

The indenture, to the extent relating to the 5.70% notes and all future series of securities under the indenture, provides that any documents or reports that Prudential Financial may be required to file with the SEC pursuant to Section 13 or 15(d) of the Securities and Exchange Act will be filed with the trustee within 15 days after Prudential Financial has filed those documents or reports with the SEC. Under the Trust Indenture Act of 1939, as amended, Prudential Financial may have a separate obligation to file with the trustee documents or reports it is required to file with the SEC. Prudential Financial’s failure to comply with either filing obligation is not an event that will result in an event of default under the indenture. Accordingly, acceleration of Prudential Financial’s obligations under the 5.70% notes will not be a remedy for its failure to file those documents or reports with the trustee, and you may have no remedy for the failure other than an action in damages. For other outstanding series of notes of Prudential Financial, acceleration is a remedy, upon appropriate notice and passage of time, for the holders of those securities for Prudential Financial’s failure to file documents or reports with the trustee.

DEFEASANCE APPLIES AS FOLLOWS:

full defeasance—i.e., our right to be relieved of all our obligations on the note by placing funds in trust for the investor: Yes covenant defeasance—i.e., our right to be relieved of specified provisions of the note by placing funds in trust for the investor: Yes

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Supplemental Plan of Distribution

Lazard Capital Markets LLC (“Lazard Capital Markets”) has entered into an agreement with Mitsubishi UFJ Securities (USA), Inc. (“MUS(USA)”) pursuant to which MUS(USA) provides certain advisory and/or other services to Lazard Capital Markets, including in respect of this offering. In return for the provision of such services by MUS(USA) to Lazard Capital Markets, Lazard Capital Markets will pay to MUS(USA) a mutually agreed upon fee.

Use of Proceeds

Prudential Financial, Inc. intends to use the net proceeds from the sale of the notes for general corporate purposes, including primarily a loan to one of its domestic insurance subsidiaries.

Prudential Financial, Inc. estimates that the total offering expenses, excluding underwriting discounts and commissions paid to the underwriters, will be approximately $407,000.

CITIGROUP	MERRILL LYNCH & CO.	DEUTSCHE BANK SECURITIES

CREDIT SUISSE	JPMORGAN	UBS INVESTMENT BANK

BMO CAPITAL MARKETS

BNY CAPITAL MARKETS, INC.

HSBC

LAZARD CAPITAL MARKETS

LOOP CAPITAL MARKETS, LLC

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